                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        QUANTUM PERIPHERALS (M) SDN.BHD.

                                       AND

                             JABIL CIRCUIT SDN.BHD.


                           Dated as of August 29, 2002

                                TABLE OF CONTENTS
                                -----------------

                                                                                Page
                                                                                ----
ARTICLE I DEFINITIONS .........................................................    2

  1.01   Definitions ..........................................................    2

ARTICLE II PURCHASE AND SALE OF ASSETS ........................................    6

  2.01   Purchased Assets .....................................................    6

  2.02   Assigned Contracts ...................................................    7

  2.03   Procedures for Assets not Transferable ...............................    7

  2.04   Excluded Assets ......................................................    7

  2.05   Assumption of Liabilities ............................................    8

  2.06   Excluded Liabilities .................................................    9

  2.07   Purchase Price .......................................................    9

  2.08   Net Asset Value Calculation and Purchase Price Adjustment ............    9

  2.09   Closing ..............................................................   11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER ......................   12

  3.01   Existence ............................................................   12

  3.02   Authorization and Effect of Agreement ................................   12

  3.03   Governmental or Other Authorization  .................................   12

  3.04   Non-Contravention ....................................................   13

  3.05   Litigation ...........................................................   13

  3.06   Contracts ............................................................   13

  3.07   Title ................................................................   13

  3.08   Assets ...............................................................   14

  3.09   Inventory ............................................................   14

  3.10   Permits ..............................................................   14

  3.11   No Third-Party Options ...............................................   14

  3.12   Books and Records ....................................................   14

  3.13   Compliance with Applicable Laws ......................................   14

  3.14   Advisory Fees ........................................................   14

  3.15   Certain Business Relationships with Seller ...........................   14

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
  3.16   Certain Business Practices ............................................   15

  3.17   Labor and Employment Matters ..........................................   15

  3.18   Product Liability .....................................................   16

  3.19   Product Warranty ......................................................   16

  3.20   Environment, Health, and Safety .......................................   16

  3.21   Disclosure ............................................................   17

  3.22   Financial Statements ..................................................   17

  3.23   Events Subsequent to Most Recent Fiscal Month End .....................   17

  3.24   Undisclosed Liabilities ...............................................   19

  3.25   Tax Matters ...........................................................   19

  3.26   Powers of Attorney ....................................................   20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER .....................   20

  4.01   Existence .............................................................   20

  4.02   Authorization and Effect of Agreement .................................   20

  4.03   Governmental or Other Authorization ...................................   20

  4.04   Non-Contravention .....................................................   20

  4.05   Available Funds .......................................................   21

  4.06   Advisory Fees .........................................................   21

  4.07   Receipt of Information ................................................   21

ARTICLE V COVENANTS OF THE SELLER ..............................................   21

  5.01   Access to Information .................................................   21

  5.02   Operation of the Facility .............................................   22

  5.03   Exclusivity ...........................................................   23

  5.04   Seller Nonsolicitation ................................................   23

ARTICLE VI COVENANTS OF THE PURCHASER AND THE SELLER ...........................   23

  6.01   Notification ..........................................................   23

  6.02   Commercially Reasonable Efforts and Certain Filings ...................   24

  6.03   Satisfaction of Conditions ............................................   24

  6.04   Confidentiality .......................................................   25

  6.05   Publicity .............................................................   25

  6.06   Employee Matters ......................................................   25

  6.07   Compliance With Terms of Governmental Approvals and Consents ................     26

  6.08   Use of Marks ................................................................     26

  6.09   Further Assurances ..........................................................     26

  6.10   Tax Matters .................................................................     27

  6.11   Purchase Orders .............................................................     28

  6.12   Purchaser Nonsolicitation ...................................................     28

ARTICLE VII TERMINATION ..............................................................     28

  7.01   Termination .................................................................     28

  7.02   Effect of Termination .......................................................     29

ARTICLE VIII CONDITIONS TO CLOSING ...................................................     29

  8.01   Conditions to Obligations of Purchaser ......................................     29

  8.02   Conditions to Obligations of Seller .........................................     31

ARTICLE IX INDEMNIFICATION ...........................................................     32

  9.01.  General Survival ............................................................     32

  9.02.  Indemnification .............................................................     32

  9.03.  Manner of Indemnification ...................................................     34

  9.04.  Third-Party Claims ..........................................................     34

  9.05.  Exclusive Remedy ............................................................     35

ARTICLE X MISCELLANEOUS ......................................... ....................     36

  10.01  Notices .....................................................................     36

  10.02  Amendments; Waivers .........................................................     37

  10.03  Expenses ....................................................................     38

  10.04  Successors and Assigns ......................................................     38

  10.05  Governing Law ...............................................................     38

  10.06  Counterparts; Effectiveness .................................................     38

  10.07  Entire Agreement ............................................................     38

  10.08  Interpretive Matters ........................................................     39

  10.09  Severability ................................................................     39

  10.10  Construction ................................................................     39

  10.11  Dispute Resolution ..........................................................     39

  10.12   Meaning of Include and Including ......................................  40

  10.13   Cumulative Remedies ...................................................  40

  10.14   Third Party Beneficiaries .............................................  40

  10.15   Specific Performance ..................................................  40

  10.16   Survival ..............................................................  40

  10.17   Time ..................................................................  40

                                    EXHIBITS

Exhibit A      Acquired Operations
Exhibit B      Definition of Products
Exhibit C      Form of Master Supply and Intellectual Property License Agreement
Exhibit D      Form of Repair Services Agreement
Exhibit E      Form of Lease Agreement
Exhibit F      Form of Transition Services Agreement
Exhibit G      Accounting Rules and Closing Balance Sheet Procedures
Exhibit H      Prepaid Items
Exhibit I      Purchased Assets
Exhibit J      Assigned Contracts
Exhibit K      Certain Excluded Assets
Exhibit L      Seller Wiring Instructions
Exhibit M      Operation of Facility
Exhibit N      Form of QC Guarantee
Exhibit O      Form of JC Guarantee

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of August 29, 2002 (this "Agreement"), is entered into by and between Quantum Peripherals (M) Sdn. Bhd. (Company No. 267908-V), a corporation organized under the laws of Malaysia and having its registered office at Plot 21(A), Bayan Lepas FIZ IV, 11900 Penang, Malaysia (the "Seller"), and Jabil Circuit Sdn. Bhd. (Company No. 336537-M), a corporation organized under the laws of Malaysia and having its registered office at 56, Hilir Sungai Keluang 1, Bayan Lepas FIZ IV, 11900 Penang, Malaysia (the "Purchaser"). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined in this Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the operations located at the Facility conducted by the Seller at the Facility as described on Exhibit A to this Agreement (the "Acquired Operations"), which such Acquired Operations include, but are not limited to, the assembly and fulfillment operations of the products set forth on Exhibit B (the "Products") and the Purchaser is willing to assume certain obligations relating to the Acquired Operations, all upon the terms and conditions set forth in this Agreement;

     WHEREAS, simultaneous with, and as a condition to, Closing, Quantum Corporation, a Delaware corporation ("QC") and Jabil Circuit, Inc., a Delaware corporation ("JC"), desire to enter into that certain Master Supply and Intellectual Property License Agreement (the "Master Supply Agreement"), the form of which is attached to this Agreement as Exhibit C;

     WHEREAS, simultaneous with, and as a condition to, Closing, QC and Quantum Peripherals Europe, S.A., a Swiss corporation and Jabil Global Services, Inc. a Florida corporation and wholly owned subsidiary of JC, desire to enter into that certain Repair Services Agreement (the "Repair Services Agreement"), the form of which is attached to this Agreement as Exhibit D; and

     WHEREAS, simultaneous with, and as a condition to, Closing, the Seller and the Purchaser desire to enter into that certain Lease (the "Lease"), the form of which is attached to this Agreement as Exhibit E, and that certain Transition Services Agreement (the "Transition Services Agreement"), the form of which is attached to this Agreement as Exhibit F.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 Definitions. The following terms, as used in this Agreement, have the following meanings:

     "Accounting Rules and Closing Balance Sheet Procedures" means the rules and procedures set forth in Exhibit G.

     "Accounts Receivable" means all trade and non-trade receivables which in any case are payable as a result of goods sold or services provided for the operation of the Facility.

     "Acquired Inventory" means each of the items of Inventory on hand at the Facility or at a facility of one or more of the Seller's suppliers located in Penang, Malaysia or Lafe, China that is usable in the Ordinary Course of Business during the 90 day period immediately following the Closing Date, based on the forecasted need for such Inventory during such 90 day period set forth in the Master Supply Agreement.

     "Acquisition Documents" means this Agreement, the Repair Services Agreement, the Lease, the Master Supply Agreement, the Transition Services Agreement, the JC Guarantee, the QC Guarantee and any other document or agreement executed in connection with any of the foregoing documents, together with any Exhibits and Schedules to this Agreement, and in each case as modified, amended, supplemented, restated or renewed from time to time in accordance with their terms.

     "Affiliate" means, with respect to any Person, any Person who directly or indirectly owns or controls, is owned or controlled by, or is under direct or indirect common ownership or control with such other Person. Without limiting the generality of the foregoing, a Person shall be deemed to "own" another Person if it owns, directly or indirectly, more than 50% of the capital stock or other equity interest of such other Person.

     "Applicable Law" means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

     "Associate" means, when used to indicate a relationship with any Person,
(a) any other Person of which such first Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, partnership or membership interests or other comparable ownership interests issued by such other Person, (b) any trust or other estate in which such first Person has a 10% or more beneficial interest or as to which such first Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such first Person who has the same home as such first Person.

     "Business Day" means each day other than a Saturday, Sunday or other day on which commercial banks in Tampa, Florida, Penang, Malaysia or Kuala Lumpur, Malaysia are authorized or required by law to close.

     "Change in Control" means the direct or indirect (a) acquisition of the Seller by another entity (other than an Affiliate) by means of any transaction or series of related transactions (including, but not limited to, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Seller or any direct or indirect parent of the Seller or (b) a sale of all or substantially all of the assets of the Seller.

     "Closing Date" means the date of the Closing.

     "Contracts" means all contracts, agreements, options, leases, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Seller is a party or is otherwise bound.

     "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages (whether direct or indirect but excluding consequential and incidental damages), deficiencies, costs, expenses, Liabilities, judgments, settlements, awards, fines, response costs, sanctions, Taxes, penalties, charges and amounts paid in settlement, including reasonable out-of-pocket costs and fees.

     "Environmental, Health, and Safety Laws" means all laws (including rules, regulations, codes, and orders enacted, promulgated, published and publicly issued by any Governmental Authority) concerning pollution or protection of the environment, public health and safety, or employee health and safety.

     "Extremely Hazardous Substance" means gases, liquids or solids, which are
(a) explosive, compressed and liquefied gases, substances flammable, or liable to spontaneous combustion or emitting flammable gases when wet, oxidizing substances, organic peroxides, poisonous and infectious substances, radioactive substances, corrosives or any other substances seriously hazardous in any way to human health, property, safety or environmental protection; and (b) set forth as hazardous or poisonous substances under Applicable Law and the implementing rules thereof, standards referred to therein, and other legislative documents, standards, or lists promulgated, published and publicly issued by any Governmental Authority or any amendments thereto and replacements thereof.

     "Facility" means the Seller's facility constructed on the Land bearing a postal address of Plot 21(A), Bayan Lepas FIZ IV, 11900 Penang, Malaysia, which said Land together with the Facility will be leased to the Purchaser to enable the Purchaser to produce the Products.

     "Financials Statements" has the meaning set forth in Section 3.22 of this Agreement.

     "GAAP" means United States generally accepted accounting principles, consistently applied over the periods involved and with past custom and practice.

     "Governmental Approval" means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

     "Governmental Authority" means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including, but not limited to, the MITI, the MIDA, the State Authority and the PDC.

     "Intellectual Property" means the intellectual property rights of the Seller and any of its Affiliates (whether as owner, licensee or otherwise) arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction:

          (a) copyrights and registrations and applications therefor (collectively, "Copyrights") and mask work rights;

          (b) know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, customer lists, other competitive data, data bases and other proprietary and confidential information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, mask work rights or Patents;

          (c) trademarks and service marks (whether registered (including, but not limited to, intent to use applications) or unregistered) and trade names; and

          (d) patents and applications therefor, including continuation, divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, "Patents").

     "Inventory" means all raw materials, work in process and prepaid inventory located in Penang, Malaysia owned by the Seller and used or held for use in the production of the Products at the Facility, and any rights of the Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such inventory, but only to the extent such rights are assignable, but excluding any finished products.

     "Knowledge" means, with respect to any Person, the actual knowledge of such Person, after reasonable inquiry. Without limiting the generality of the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to include the actual knowledge of all directors, officers, partners and members of any such Person. In the case of the Seller, Knowledge shall also be deemed to include the actual Knowledge of Randy Hollis, HJ Lim, Barbara Barrett, Curt Kane and Michael Falcon after reasonable inquiry.

     "Land" means all that piece of land held under H.S. (D) 10080 P.T. 4659, District of Barat Daya, Mukim 12, State of Pulau Pinang Malaysia on which the Facility is constructed.

     "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

     "MIDA" means the Malaysian Industrial Development Authority.

     "MITI" means the Ministry of International Trade & Industry, Malaysia.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PDC" means the Penang Development Corporation, Malaysia.

     "Permits" means all permits and permit applications that are necessary, or required by Applicable Law, to own, lease and/or operate the Purchased Assets or to operate the Facility substantially as it is currently operated.

     "Person" means an individual and any entity, including, but not limited to, a limited liability company, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

     "Post-Closing Tax Period" means any Tax period (or portion of any tax period) ending after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion of any tax period) ending on or before the close of business on the Closing Date.

     "Prepaid Items" means all prepaid items, including, but not limited to, deposits, set forth on Exhibit H.

     "Purchased Assets" means all right, title and interest in and to all of the assets of the Seller located at the Facility and used in the production of the Products, including, but not limited to, (a) the assets set forth on Exhibit I,
(b) tangible personal property (such as machinery, equipment, manufactured and purchased parts, goods in process, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, whether or not such items have any residual net book value); (c) the Acquired Inventory; (d) the Assigned Contracts (e) claims, deposits, Prepaid Items, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to any of the Assigned Contracts; (f) to the extent assignable, franchises, approvals, Permits, licenses, orders, registrations, certificates, and variances, obtained from Governmental Authorities; (g) copies of all books, records and ledgers; and
(h) files, documents, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Purchased Assets; provided, however, that the Purchased Assets shall not include the Excluded Assets.

     "Security Interest" means, with respect to any asset, any mortgage, title defect or objection, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "State Authority" means the state authority of the State of Penang, Malaysia.

     "Taxes" means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes; and the term "Tax" means any one of the foregoing Taxes.

     "Tax Returns" means all returns, declarations, reports, statements, information statements, forms or other documents filed or required to be filed with respect to any Tax.

     "Third Party" means a Person other than the Purchaser, the Seller or their Affiliates.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

     2.01 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser agrees to purchase, acquire and take assignment and delivery from the Seller, and the Seller agrees to sell, transfer, assign, convey and deliver to the Purchaser, free and clear of all Security Interests, all of the Seller's right, title and interest in and to the Purchased Assets. Title to all of the Purchased Assets which are capable of being transferred by physical delivery shall be transferred from the Seller to the Purchaser by means of physical delivery thereof at the Closing. Notwithstanding the foregoing, the Purchased Assets shall not include any Excluded Assets, as defined in Section 2.04 below.

         2.02 Assigned Contracts. Subject to the terms and conditions of this Agreement and the need to obtain any required consent from any Third Party, as of the Closing Date, the Seller shall transfer to the Purchaser all of its right, title and interest in and to, and the Purchaser shall assume all of the obligations of the Seller, under the agreements, contracts, instruments, Security Interests, guaranties, and other similar arrangements to which the Seller is a party and which are listed on Exhibit J (collectively the "Assigned Contracts"). To the extent reasonably practicable, all such Assigned Contracts shall be transferred from the Seller to the Purchaser by means of novation with the other parties to those Assigned Contracts.

         Notwithstanding anything in this Agreement to the contrary, except as expressly provided in Section 2.03 below, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit or obligation under any Contract or resulting from any Contract if an assignment of such Contract, without the consent of a Third Party, would constitute a breach or violation of such Contract and if consent to such assignment is not obtained on or prior to the Closing Date.

         2.03 Procedures for Assets not Transferable. If the consent of any Third Party to novate any Assigned Contracts to the Purchaser has not been obtained prior to the Closing Date and the Closing occurs, the Seller shall use its reasonable best efforts to obtain such consent as soon as possible after the Closing Date; provided that the Purchaser shall cooperate with the Seller in that endeavor. The Seller shall use its reasonable best efforts to provide the Purchaser the benefit of any Assigned Contract (to the extent legally permissible) that is not novated prior to the Closing and will cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser. The Seller will keep the Purchaser informed of its efforts in obtaining any consent.

         2.04 Excluded Assets. The Purchaser and the Seller expressly understand and agree that the following assets of the Seller shall be excluded from the Purchased Assets (the "Excluded Assets"):

              (a) Certain Assets. Any assets, tangible or intangible, real or personal, listed on Exhibit K;

              (b) Land. The Land, except for the Lease;

              (c) Certain Contracts. All Contracts that are not Assigned Contracts;

              (d) Accounts Receivable. All Accounts Receivable of the Seller;

              (e) Certain Inventory. All Inventory of the Seller not usable at the Facility in the Ordinary Course of Business within the 90 day period immediately following the Closing Date;

              (f) Corporate Records. All (i) corporate seals, minute books, charter and organizational documents, corporate stock ledgers, and Tax Returns and supporting materials, (ii) such other books and records relating to the organization, existence or capitalization of the Seller and (iii) other records and materials relating to the Seller or any of its Affiliates generally and not involving or relating to the production of the Products at the Facility or the acquisition of the Purchased Assets by the Seller, provided that the Seller shall also be permitted to maintain and keep copies of any records or materials relating to the operation of the Facility which are reasonably necessary or desirable to document, support or further the Seller's accounting, legal or Tax claims and positions;

              (g) Cash. All cash on hand or in banks, marketable and non-marketable securities and other investments, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents and all rights in any funds of any nature;

              (h) Bank Accounts. All rights of the Seller in respect of any bank and security accounts, safe deposit boxes and vaults;

              (i) Insurance. All insurance policies of the Seller in effect as of the date of this Agreement and all rights of every nature and description under, relating to, or arising out of such policies;

              (j) Intellectual Property. All Intellectual Property (other than the license of Intellectual Property under the Master Supply Agreement);

              (k) Names. Any and all interest in or right to use the names "Quantum Corporation", "Quantum Peripherals" or any derivation of the names or text treatment in branding or comarketing (the "Retained Marks");

              (l) Tax Refunds. Any claim, right, or interest in or to any refund for foreign, federal, state or local Taxes of any nature whatsoever for periods ending on or prior to the Closing Date and any interest (or similar amount) thereon; and

              (m) Other Assets. Any assets, tangible or intangible, real or personal, owned by the Seller that are not located at the Facility or owned by vendors of the Seller that are located at the Facility.

         2.05 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, effective at the time of Closing, the Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following Liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

              (a) Contract Obligations. All Liabilities and obligations of the Seller under the Assigned Contracts, subject to Section 2.03 above;

              (b) Taxes. All Liabilities and obligations for Taxes, assessments, and other governmental charges in respect of the Purchased Assets that are attributable to the Post-Closing Tax Period, including the allocable portion of any taxable period that begins prior to and ends after the Closing Date (but excluding any income, capital gains or other similar Tax applicable to the income and gains of the Seller for the Pre-Closing Tax Period or arising from the transactions contemplated by this Agreement); and

              (c) Other Liabilities. All Liabilities and obligations relating to or arising out of the ownership or use of the Purchased Assets after the Closing Date.

         2.06 Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Seller shall retain and remain solely liable for and obligated to discharge and indemnify and hold the Purchaser harmless for, the following Liabilities and other obligations (collectively, the "Excluded Liabilities"):

              (a) Excluded Assets. All Liabilities and obligations of the Seller or any predecessor or Affiliate of the Seller to the extent that such Liabilities or obligations relate to any of the Excluded Assets;

              (b) Taxes. All Liabilities and obligations for Taxes, assessments, and other governmental charges that are attributable to the Pre-Closing Tax Period or in respect of the allocable portion of any taxable period that includes but ends after the Closing Date (including any income, capital gains or similar Tax applicable to the income and gains of the Seller for the Pre-Closing Tax Period or arising from the transactions contemplated by this Agreement);

              (c) Employee Obligations. Any Liability that may arise or has arisen from the employment of employees with, or the termination of their employment by, the Seller on or prior to the Closing Date, including, without limitation, Liabilities arising from termination notices and severance pay requirements under Applicable Law, employee contracts with the Seller and the Seller's termination policy; and

              (d) Other Liabilities. All Liabilities and obligations, express or implied, relating to or arising out of the ownership or operation of the Facility, or the ownership or use of the Purchased Assets prior to the Closing Date.

         2.07 Preliminary Purchase Price. At the Closing, the Purchaser shall pay to the Seller by wire transfer of immediately available funds to the account described in Exhibit L, the Estimated Closing Date Net Asset Value, as calculated in accordance with Sections 2.08 below (the "Preliminary Purchase Price"), for the Purchased Assets and the Assumed Liabilities. The Preliminary Purchase Price shall be paid in Malaysian currency.

         2.08 Net Asset Value Calculation and Purchase Price Adjustment.

              (a) Estimate of Value of Purchased Assets. At least five Business Days prior to the Closing, the Seller shall, in accordance with the Accounting Rules and Closing Balance Sheet Procedures and consistent with the preparation of the Financial Statements, prepare and deliver to the Purchaser a good faith written estimate of the book value of the Purchased Assets (including Inventory), together with reasonably detailed supporting documentation (the "Estimated Closing Date Net Asset Value Statement"). The Estimated Closing Date Net Asset Value Statement shall include a total indicating the total estimated value of the Purchased Assets (the "Estimated Closing Date Net Asset Value"),

              (b) Closing Date Purchased Assets Statement. Within 60 days after the Closing Date, the Purchaser shall, in accordance with the Accounting Rules and Closing Balance

Sheet Procedures and consistent with the preparation of the Financial Statements, prepare and deliver to the Seller a calculation of the book value of the Purchased Assets as of the Closing Date (including Inventory and determined on a pro forma basis as though the Purchaser and the Seller had not consummated the transactions contemplated by this Agreement), together with reasonably detailed supporting documentation (the "Draft Closing Date Purchased Assets Statement"). The Seller shall deliver a certificate setting forth its acceptance of, or objections to, the Draft Closing Date Purchased Assets Statement within 30 days of receipt of such Draft Closing Date Purchased Assets Statement. In the event that the Seller objects to the Draft Closing Date Purchased Assets Statement, the Purchaser and the Seller shall attempt in good faith to promptly resolve any such objections, and in the event that the Purchaser and the Seller are unable to resolve such objections within 30 days after the Seller's receipt of the Draft Closing Date Purchased Assets Statement, such dispute shall be governed by Section 2.08(c) below. The Draft Closing Date Purchased Assets Statement, upon its acceptance by the Seller or as determined after any disputes have been resolved in accordance with Section 2.08(c) below, shall be referred to as the "Closing Date Purchased Assets Statement," and such statement shall include a total indicating the total net value of the Purchased Assets (the "Closing Date Net Asset Value").

              (c) Resolutions to Objections. If the Purchaser and the Seller are unable to resolve any objections to any statement prepared pursuant to this
Section 2.08, the Purchaser and the Seller will refer the issue(s) to Deloitte & Touche LLP (unless another accounting firm is agreed to in writing) to resolve any such remaining objections. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Purchaser and the Seller.

              (i) In the event the Purchaser or the Seller submit any unresolved objections to an accounting firm for resolution as provided in this Section 2.08(c)(i), the Purchaser and the Seller will share responsibility for the fees and expenses of the accounting firm as follows:

                     (A) if the accounting firm resolves all of the remaining
                         objections in favor of the Purchaser, the Seller will be responsible for all of the fees and expenses of the accounting firm;

                     (B) if the accounting firm resolves all of the remaining
                         objections in favor of the Seller, the Purchaser will be responsible for all of the fees and expenses of the accounting firm; and

                     (C) if the accounting firm resolves some of the remaining
                         objections in favor of the Purchaser and the rest of the remaining objections in favor of the Seller, the Seller will be responsible for the fees and expenses of the accounting firm associated with any objections resolved in favor of the

                               Purchaser and the Purchaser will be responsible for the fees and expenses of the accounting firm associated with any objection resolved in favor of the Seller. The allocation of expenses among the Purchaser and the Seller related to this
                               Section 2.08(c)(i)(C) shall be determined by the accounting firm, in its sole discretion.

              (d) Adjustment to Preliminary Purchase Price. The Preliminary Purchase Price will be adjusted as follows:

                  (i) If the Closing Date Net Asset Value exceeds the Estimated Closing Date Net Asset Value, the Purchaser will pay to the Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Closing Date Net Asset Value finally is determined pursuant to this Section 2.08.

                  (ii) If the Closing Date Net Asset Value is less than the Estimated Closing Date Net Asset Value, the Seller will pay to the Purchaser an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Closing Date Net Asset Value is determined pursuant to this Section 2.08.

              The Preliminary Purchase Price as so adjusted is referred to in this Agreement as the "Purchase Price."

         2.09 Closing. The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at a location to be mutually agreed upon by the Purchaser and the Seller, as soon as possible, but in no event later than seven days after satisfaction of the conditions set forth in Article VIII below, or at such other time or place as the parties may agree. The Closing shall be effective on either a Friday (in which case the effective time shall be deemed to be 11:59 p.m., Malaysian time) or on a Monday (in which case the effective time shall be 12:01 a.m., Malaysian time). At the Closing:

              (a) Subject to Section 2.03 above, the Seller shall deliver to the Purchaser any endorsements, consents, assignments, instruments of conveyance and transfer documents as the Purchaser may reasonably request to vest in the Purchaser all right, title and interest in, to and under the Purchased Assets. Simultaneously with the consummation of the transactions contemplated by this Agreement, the Seller, through its officers, agents and employees, will put the Purchaser into full possession and enjoyment of all tangible Purchased Assets;

              (b) The Seller and the Purchaser shall execute and deliver those Acquisition Documents that have not been executed and delivered prior to the Closing, including the Lease; and

              (c) The Purchaser shall pay the Preliminary Purchase Price to the Seller through a wire transfer of immediately available funds to an account described in Exhibit L.

              (d) The Purchaser shall deliver a certified copy of resolutions of its board of directors approving this Agreement and the other Acquisition Documents.

              (e) The Seller shall deliver a certified copy of resolutions of its shareholders approving this Agreement and the other Acquisition Documents.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, the Seller represents and warrants to the Purchaser that the statements contained in this
Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Seller's disclosure schedule accompanying this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III:

         3.01 Existence. The Seller is a corporation duly organized, validly existing under the laws of Malaysia and has all corporate power and authority required to carry on its business as now conducted. The Seller is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification. The Seller has full power and authority and all Governmental Approvals and Permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         3.02 Authorization and Effect of Agreement. The execution, delivery and performance by the Seller of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents, are within the Seller's powers and have been duly authorized by all necessary corporate action on its part. This Agreement and the other Acquisition Documents to which it is a party has been and, when executed at the Closing, the other Acquisition Documents will have been, duly and validly executed by the Seller and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by the Purchaser, as applicable, will constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

         3.03 Governmental or Other Authorization. Except as set forth in
Section 3.03 of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it of the transactions contemplated by this Agreement and the other Acquisition Documents, require no Governmental Approval or any consent, waiver or approval of any other Person to be obtained by the Seller.

     3.04 Non-Contravention. The execution, delivery and performance of this Agreement and the other Acquisition Documents by the Seller, and the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents, do not and will not (a) contravene or conflict with the Seller's Memorandum of Association or other organizational documents, (b) conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under any Contract or permit to which the Seller is a party or by which any of its properties are bound, (c) violate any judgment, decree or order of any Governmental Authority to which the Seller is subject or by which the Seller is bound or (d) violate or conflict with any requirements of Applicable Law.

     3.05 Litigation. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, there are no actions, suits, claims, charges, hearings, arbitrations, audits, proceedings (public or private) or investigations (collectively, "Proceedings") that have been brought or initiated by or against any Governmental Authority or any other Person, or are pending or, to the Knowledge of the Seller, threatened by or against the Seller relating to any of the Purchased Assets or to which any of the Purchased Assets may be subject. To the Knowledge of the Seller, there are no actions, suits, claims or proceedings (public or private) pending or overtly threatened, involving allegations that the Seller's designs and/or specifications of any of the Products infringe upon any intellectual property rights of any other Person, which, if determined adversely to the Seller, could result in an injunction or other court order prohibiting or restricting the manufacture, assembly and sale of any of those Products in a manner that might reasonably be expected to substantially reduce the volume of Products to be manufactured and assembled under the Master Supply Agreement.

     3.06 Contracts. Each of the Assigned Contracts is a legal, valid, and binding obligation of the Seller and, to the Knowledge of the Seller, of each other party to such Assigned Contract, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Neither the Seller nor, to the Knowledge of the Seller, any other party to any Assigned Contract is in breach or default (whether with or without the giving of notice, lapse of time or both) under any Assigned Contract. Except as set forth in Section 3.06 of the Seller Disclosure Schedule, the Assigned Contracts constitute all of the contracts necessary to produce the Products as currently being produced by the Seller. None of the Assigned Contracts will be terminated by the Seller at or prior to the Closing without prior written notification to the Purchaser, and none of the Assigned Contracts shall be amended or terminated by the Seller without the consent of the Purchaser.

     3.07 Title. The Seller has good and marketable title to or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Security Interests or restriction on transfer.

     3.08 Assets. Except as set forth in Section 3.08 of the Seller Disclosure Schedule and for items of Intellectual Property, the Seller owns or leases all machinery, equipment, rights, licenses and other tangible assets necessary for the production of the Products. Subject to Section 2.04 above, all such assets are included within the Purchased Assets. All of the machinery, equipment and other tangible assets have been maintained in accordance with the maintenance schedules and requirements established by the suppliers of such machinery, equipment and other tangible assets, and are usable in the Ordinary Course of Business in the production of the Products. The Seller has furnished the Purchaser with access to all of the Seller's maintenance records for all such machinery, equipment and other tangible assets, and all such maintenance records are correct, complete and up to date.

     3.09 Inventory. All Acquired Inventory consists only of raw materials and work in process and has been maintained in the Ordinary Course of Business; is of good and merchandisable quality; and consists substantially of a quality, quantity, and condition usable, leasable, or saleable in the Ordinary Course of Business.

     3.10 Permits. The Permits set forth in Section 3.10 of the Seller Disclosure Schedule constitute all of the approvals, authorizations, licenses, and permits issued by any Governmental Authority that are reasonably necessary for the production of the Products at the Facility as currently conducted by the Seller. The Seller is in compliance in all material respects with the terms of the Permits.

     3.11 No Third-Party Options. There are no existing agreements with, options or rights of, or commitments to, any Person to acquire any of the Purchased Assets or any interest in the Purchased Assets, except for those Contracts entered into in the Ordinary Course of Business consistent with past practice.

     3.12 Books and Records. The books and records of the Seller maintained in respect of the Facility accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Seller in respect of the Facility.

     3.13 Compliance with Applicable Laws. The Seller and its Affiliates have complied with all Applicable Laws with respect to the Purchased Assets and the transactions contemplated by this Agreement and the other Acquisition Documents, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, warning or notice has been filed or commenced against any of them alleging any failure so to comply.

     3.14 Advisory Fees. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Seller, who might be entitled to any fee, commission or reimbursement of expenses from the Seller, or any Affiliate or Associate of the Seller, upon consummation of the transactions contemplated by this Agreement.

     3.15 Certain Business Relationships with the Seller. Except as set forth in
Section 3.15 of the Seller Disclosure Schedule and for items of Intellectual Property, none of the Seller's officers, directors or employees has been involved in any business arrangement or relationship with the Seller within the past six months (excluding their respective employment agreements, if any) and none of the Seller's stockholders and their Affiliates, officers, directors or employees owns any asset, tangible or intangible, that is used in the business of the Seller.

     3.16 Certain Business Practices. None of the Seller, any of its subsidiaries or any directors, officers, agents or employees of the Seller or any of its subsidiaries has, in their capacity as such or otherwise on behalf of the Seller: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to any government officials or employees or to any political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment under Malaysian, United States, or other Applicable Law.

     3.17 Labor and Employment Matters.

          (a) The Seller has properly entered into an employment agreement with each of its employees, and there is no collective bargaining agreement, whether written or oral, that is binding on the Seller or any of its subsidiaries, and the Seller has not accorded recognition to any trade union of employees, voluntary or by order of any court and neither has it not been apprised that any petition or claim has been filed or proceeding instituted by an employee or group or trade union of employees of the Seller, or any of its subsidiaries, with any Malaysian Governmental Authority seeking recognition of a bargaining representative.

          (b) (i) There have not been any unjust dismissal or unfair labor practice representations or complaints, material labor difficulties, work stoppages, labor strikes or disputes and none are pending or, to the Knowledge of the Seller, threatened against the Seller or any of its subsidiaries; and
(ii) neither the Seller nor any of its subsidiaries has received any notification of representations or complaints, demand letters, suits or drafts of suits, administrative or other claims made by any of their respective employees which are or could be material.

          (c) Section 3.17(c) of the Seller Disclosure Schedule contains a complete and accurate list of the name of each officer, employee and independent contractor of the Seller or any of the Seller's subsidiaries, together with such Person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such Person.

          (d) Section 3.17(d) of the Seller Disclosure Schedule contains a list and description of all policies and guidelines of the Seller and its subsidiaries concerning employment practices, working conditions, hours and other employment matters. Each of the Seller and its subsidiaries (and to the Knowledge of the Seller, each of the Seller's material subcontractors) is in compliance with all such policies and guidelines.

          (e) Except as set forth in Section 3.17(e) of the Seller Disclosure Schedule, the Seller and its predecessors and Affiliates have properly paid or withheld, deducted and remitted to the relevant Governmental Authorities or funds all income Taxes, unemployment insurance contribution, employees' provident fund contribution, social security contribution and other Taxes and contributions, which it is required to withhold, deduct and remit under Applicable Law or Contract in connection with the ownership and operation of the Facility.

          (f) The Seller and its respective predecessors and Affiliates have satisfied all employee benefits and welfare obligations to which it is subject, including pension, unemployment compensation or insurance, health care, and housing contributions, allowances and plans, as required by Applicable Law, with respect to its current and former employees in connection with the operation of the Facility. Except as set forth in Section 3.17(f) of the Seller Disclosure Schedule, there are no claims or legal actions, pending or, to the Knowledge of the Seller, threatened, against the Seller or any of its Affiliates by any of its current or former employees, officers or directors or any Governmental Authority for failure to comply with such employee benefits and welfare obligations in connection with the operation of the Facility. There are no facts or circumstances known to the Seller which are reasonably expected to give rise to such claims or actions against the Seller or any of its Affiliates in connection with the operation of the Facility.

     3.18 Product Liability. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, the Seller has no Liability (and there is no basis for any present or, to the Knowledge of the Seller future, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller, and there have been no product liability claims against the Seller in the past three years.

     3.19 Product Warranty. Each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. No product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.19 of the Seller Disclosure Schedule (containing applicable guaranty, warranty, and indemnity provisions).

     3.20 Environment, Health, and Safety.

          (a) Each of the Seller and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws in connection with the ownership and operation of the Facility, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Seller and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws to which the Facility is subject.

          (b) The Seller has no Liability (and none of the Seller and its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for damage to the Facility or for any illness of or, personal injury to any employee or other individual arising out of activities at the Facility prior to the Closing Date, under any Environmental, Health, and Safety Law to which the Facility is subject.

          (c) All properties and equipment used in production of the Products at the Facility have been free of asbestos and other Extremely Hazardous Substances.

     3.21 Disclosure. No representation or warranty contained in this Agreement, or in any certificate or document furnished or to be furnished by the Seller to the Purchaser or its representatives in connection with this Agreement, contains or shall contain an untrue statement of a fact or omit to state any fact required to make the statements contained in this Agreement, or any certificate or document furnished or to be furnished by the Seller to the Purchaser or its representation in connection with this Agreement not misleading where necessary in order to provide a prospective purchaser of the Purchased Assets with full and complete accurate information as to the Purchased Assets. In the event that, at any time prior to the Closing Date, Howard Harris, Cory Schuck or Jim Kircher (the "Purchaser Representatives") discovers any information that has the effect of rendering any of the Seller's representations and warranties contained herein materially incomplete or inaccurate, the Purchaser shall provide written notice thereof to the Seller prior to the Closing Date. In the event any of the Purchaser Representatives fails to provide the Seller with such written notice, then upon the Closing, the Purchaser shall be deemed to have waived any claim with respect to the Seller's breach of any representation or warranty as a result of such incomplete or inaccurate information.

     3.22 Financial Statements. The Seller has delivered to the Purchaser true and complete copies of the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets, statements of income and changes in stockholders' equity, as of and for the fiscal years ended March 31, 2000, March 31, 2001, and March 31, 2002 for the Seller; and (ii) unaudited balance sheet, statement of income, and changes in stockholders' equity as of and for the three months ended June 30, 2002 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, present fairly in all material respects the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods (except that the financial statements for the Most Recent Fiscal Month End do not contain footnote information), are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

     3.23 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, except as set forth in Section 3.23 of the Seller Disclosure Schedule or as otherwise agreed to by the Purchaser under Section
5.02 below, there has not been any adverse change in the business, financial condition, operations, or results of operations of the Seller. Without limiting the generality of the foregoing, since that date:

          (a) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (b) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) (other than inventory purchase and sale agreements) related to the Purchased Assets, either involving more than $100,000 or outside the Ordinary Course of Business;

          (c) the Seller has not entered into an agreement for the purchase and sale of inventory involving more than $50,000 outside the Ordinary Course of Business;

          (d) no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which the Seller is a party or by which it is bound;

          (e) the Seller has not imposed any Security Interest upon the Purchased Assets;

          (f) the Seller has not made any capital expenditure (or series of related capital expenditures) relating to the Purchased Assets either involving more than $100,000 or outside the Ordinary Course of Business;

          (g) the Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation relating to the Purchased Assets;

          (h) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities related to the Assigned Contracts outside the Ordinary Course of Business;

          (i) there has been no change made or authorized in the charter documents of the Seller;

          (j) to the best of the Seller's Knowledge, no stockholder of Seller has sold or otherwise disposed of any of its equity interest in the Seller (except transfers to Affiliates of the Seller) or has granted any Person any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interest in the Seller;

          (k) the Seller has not declared, set aside, or paid any unlawful dividend or made any unlawful distribution of profits (whether in cash or in kind);

          (l) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Purchased Assets (other than ordinary wear and tear);

          (m) the Seller has not made any loan to, or entered into any other transaction with any Transferred Employee outside the Ordinary Course of Business;

                  (n) the Seller has not entered into any employment contract or, whether on a collective or individual basis, whether written or oral, providing annual compensation in excess of $15,000 per employee or providing severance benefits beyond those standard severance benefits provided to employees under Seller's normal policy in effect before the Most Recent Fiscal Month End, a true and complete copy of which has been provided to Purchaser, or modified the terms of any existing such contract or agreement;

                  (o) the Seller has not granted any increase in the base compensation of any of the Transferred Employee providing annual compensation in excess of $15,000 or providing any new or additional severance benefits;

                  (p) the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, social welfare, housing, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                  (q) the Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business, except for the termination of the Transferred Employees as contemplated by this Agreement; and

                  (r) the Seller has not committed to any of the foregoing.

         3.24 Undisclosed Liabilities. Except as specifically set forth by name or title on the face of balance sheets included in the Financial Statements or as specifically identified in the footnotes thereto, the Seller has no Liability relating to the Purchased Assets (and, to the Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any such Liability).

         3.25 Tax Matters. Except as set forth in Schedule 3.25 of the Seller Disclosure Schedule,

                  (a) (i) the Seller has filed all Tax Returns that it was required to file with respect to the Purchased Assets; (ii) all such Tax Returns were correct and complete in all respects; (iii) all Taxes owed by the Seller with respect to the Purchased Assets (whether or not shown on any Tax Return) have been paid; (iv) the Seller currently is not the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (vi) there are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

                  (c) The Seller does not have any liability for the Taxes of any other Person under any provision of the Tax law, as a transferee or successor, by contract, or otherwise.

         3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller that relate to the Purchased Assets.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated in this Agreement, the Purchaser represents and warrants to the Seller that the statements contained in this
Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV), except as set forth in the Purchaser's disclosure schedule accompanying this Agreement (the "Purchaser Disclosure Schedule"). The Purchaser Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

         4.01 Existence. The Purchaser is a corporation duly organized, validly existing under the laws of Malaysia and has all corporate power and authority required to carry on its business as now conducted. The Purchaser is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification. The Purchaser has full power and authority, and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         4.02 Authorization and Effect of Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the other Acquisition Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents, are within the Purchaser's powers and have been duly authorized by all necessary corporate action on its part. This Agreement and the other Acquisition Documents to which the Purchaser is a party have been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed by the Purchaser, and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by the Seller, will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

         4.03 Governmental or Other Authorization. Except as set forth in
Section 4.03 of the Purchaser Disclosure Schedule, the execution, delivery and performance by the Purchaser of this Agreement and the other Acquisition Documents to which it is a party, and the consummation by it, of the transactions contemplated by this Agreement and the other Acquisition Documents, require no Governmental Approval or any consent, waiver or approval of any other Person to be obtained by the Purchaser.

         4.04 Non-Contravention. The execution, delivery and performance of this Agreement and the other Acquisition Documents by the Purchaser, where applicable, and the consummation of the transactions contemplated by this Agreement, do not and will not (a) contravene or conflict with the memorandum of association or other organizational documents of the Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time or both) under, or give rise to a rights of termination, cancellation or acceleration of any obligation or to loss of a benefit under any contract or permit to which the Purchaser is a party or by which any of its properties are bound, (c) violate any judgment, decree or order of any Governmental Authority to which the Purchaser is subject or (d) violate or conflict with any requirements of Applicable Law.

         4.05 Available Funds. The Purchaser has, and at the Closing will have, cash available or existing borrowing facilities that may be drawn upon and are sufficient to enable the Purchaser to consummate the purchase of the Purchased Assets.

         4.06 Advisory Fees. There is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Purchaser, who might be entitled to any fee, commission or reimbursement of expenses from the Purchaser or its Affiliates or Associates, upon consummation of the transactions contemplated by this Agreement.

         4.07 Receipt of Information. As of the Closing Date, the Purchaser has received and/or has had the opportunity to review all documents, materials and other information requested by the Purchaser pertaining to the Purchased Assets, and the Seller has responded to all of the Purchaser's inquiries pertaining to the Purchased Assets, to the Purchaser's satisfaction.

                                    ARTICLE V

                             COVENANTS OF THE SELLER

         5.01 Access to Information. (a) The Seller agrees to provide to the Purchaser and its authorized agents (including its attorneys and accountants and auditors) reasonable access to the offices, properties, books and records of the Seller, upon reasonable prior notice. The Seller shall, and shall cause its employees, agents and representatives to, reasonably cooperate with such examination and shall make full and complete disclosure to the Purchaser and their representatives of all relevant facts relating to the Purchased Assets. Each of the parties to this Agreement will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Non-Disclosure Agreement #6376, dated May 16, 2002, entered into between JC and QC (the "NDA"). The obligation under this Section 5.01(a) shall terminate five years after the Closing Date.

              (b) If the Seller determines from time-to-time that the Seller intends to dispose of or destroy any of the Seller's original books, records or ledgers not transferred to the Purchaser, the Seller will give reasonable advance notice to the Purchaser of such fact and, if the Purchaser requests, promptly deliver such original books, records or ledgers, at the Purchaser's cost, to the Purchaser.

         5.02 Operation of the Facility. Except as set forth on Exhibit M, as contemplated in this Agreement, or as otherwise consented to by the Purchaser in writing, during the period from the date of this Agreement and continuing until the Closing Date, the Seller will, in respect of the operation of the Facility:

              (a) operate the Facility in the Ordinary Course of Business;

              (b) maintain the Purchased Assets in at least as good condition as they were being maintained on the date of this Agreement, subject to normal wear and tear;

              (c) not sell, assign, or transfer any of the Purchased Assets, except in the Ordinary Course of Business, and not permit any of the Purchased Assets to be subjected to any Security Interest or sell, assign or transfer or lease (other than the Lease), or let or create any lien, charge or other encumbrance on the Land;

              (d) not fail to pay or discharge when due any Liability of which the failure to pay or discharge would cause any material damage or loss to the Purchased Assets;

              (e) not amend or terminate any Assigned Contract or other agreement, other than in the Ordinary Course of Business;

              (f) maintain its books and records in the usual, regular and ordinary manner or a basis consistent with prior years;

              (g) not grant to any employee of the Seller any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any such employee, except as may be required under Applicable Law, the Seller's termination policy or any employment or termination agreement in effect on the date of this Agreement or in the Ordinary Course of Business;

              (h) not acquire or agree to acquire any asset that would constitute Purchased Assets, except in the Ordinary Course of Business;

              (i) maintain in full force and effect all currently issued insurance policies, except for renewals and replacements in the Ordinary Course of Business;

              (j) not take or omit to take any action as a result of which any representation or warranty of the Seller in Article III above would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

              (k) observe all express and implied conditions of land use applicable to the Land, and pay promptly all quit rent, rates and outgoings on the Land; and

              (l) observe all Applicable Laws in relation to the operation and maintenance of the Facility and not alter the structure or any part of the Facility.

         Notwithstanding the foregoing, the Seller shall be permitted to effect the transfer of any cash, cash equivalents, Tax refunds and Accounts Receivable from QC to the Seller or an Affiliate at any time prior to the Closing except to the extent any cash or cash equivalents represent Prepaid Items.

         5.03 Exclusivity. Prior to the Closing, the Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and provide copies of any written materials received with respect thereto.

         5.04 Seller Nonsolicitation. For a period of one year from and after the Closing Date, the Seller shall not, directly or indirectly, on its own behalf or on behalf of any other Person, (i) hire any Transferred Employee; or
(ii) solicit or induce any Transferred Employee to cease rendering services to the Purchaser; provided, however, that the provisions of this Section 5.04 shall not apply to any Transferred Employee whose relationship with the Purchaser has been terminated for any reason whatsoever. The Seller shall not solicit or induce any supplier or prospective supplier of services or products to the Purchaser to cease to supply such services or products to the Purchaser, or to alter the terms pursuant to which such services or products were supplied to the Seller immediately prior to the Closing Date, except (i) in accordance with the provisions of the Master Supply Agreement, or (ii) as otherwise authorized in writing by the Purchaser.

                                   ARTICLE VI

                    COVENANTS OF THE PURCHASER AND THE SELLER

         6.01 Notification. The Seller shall provide prompt written notice to the Purchaser, and the Purchaser shall provide prompt written notice to the Seller, of any action, suit, or Proceeding pending or, to the Knowledge of the Seller or the Purchaser, threatened against the Seller or the Purchaser, as the case may be, that challenges the transactions contemplated by this Agreement. The Seller shall provide prompt written notice to the Purchaser of any change in any of the information contained in its representations and warranties made in
Article III above or any Exhibit or Schedule attached to this Agreement and shall promptly furnish any information that the Purchaser may reasonably request in relation to any such change. No disclosure by any Party pursuant to this
Section 6.01, however, shall be deemed to amend or supplement the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that nothing in this Section 6.01 shall be deemed to restrict the Seller from amending the Seller Disclosure Schedule, or the Purchaser from amending the Purchaser Disclosure Schedule, as the case may be, at any time prior to the Closing Date. Notwithstanding the foregoing, any amendment to the Seller Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed a waiver of any party's right of termination under Article VII below.

         6.02 Commercially Reasonable Efforts and Certain Filings.

              (a) As soon as practicable after the date of this Agreement, but in no event later than ten Business Days thereafter, the Purchaser shall make all filings with Governmental Authorities required to be filed by the Purchaser for the consummation of the transactions contemplated by this Agreement, including, but not limited to, any necessary filings with MIDA, the MITI and the Beyan Lepas Free Zone Authority and the Seller shall make all filings with Governmental Authorities required to be filed by the Seller for the consummation of the transactions contemplated by this Agreement, including, but not limited to, the filings with MIDA/MITI, the State Authority and the PDC. Each of the Purchaser and the Seller shall cooperate with the other party to this Agreement in the preparation of the filings to be made by the other party, and shall promptly furnish such information concerning itself and its Affiliates as the other party may reasonably request in order for such party to prepare and submit its required filings. The Purchaser agrees that its filing with the MITI shall address only the operation of the Facility as operated by the Seller as of the Closing Date and such other matters as are required for the filing under Applicable Law. The parties agree that the party preparing any filing with a Governmental Authority will provide the other party, or their representatives, a reasonable opportunity to review and comment on such filing prior to the submission of such filing with the applicable Governmental Authority. Each party shall as promptly as practicable notify the other party of (i) the receipt of any comments, notices or requests for additional information from a Governmental Authority relating the foregoing filings and (ii) the receipt of the requested Governmental Approvals.

              (b) Subject to the terms and conditions of this Agreement, the Seller and the Purchaser will use their respective commercially reasonable efforts to maintain the accuracy of their representations and warranties under this Agreement and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including, but not limited to, cooperating with respect to any necessary filings with the Governmental Authorities of Malaysia. Neither the Seller nor the Purchaser will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything which would be contrary to or in breach of any of the terms or provisions of this Agreement.

         6.03 Satisfaction of Conditions. Each of the Seller and the Purchaser will use its commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required to be satisfied by it in order to expedite the consummation of the transactions contemplated by this Agreement. If any Governmental Authority having jurisdiction over any party issues or otherwise promulgates any injunction, decree, or similar order prior to the Closing that prohibits the consummation of the transactions contemplated by this Agreement, each of the Purchaser and the Seller will use its commercially reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as practicable and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

     6.04 Confidentiality. The parties understand and agree that this Agreement is subject to the terms and conditions of the NDA. In the event that any party to this Agreement receives a request to disclose all or any part of any confidential information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to: (a) immediately notify the party to whom such confidential information relates of the existence, terms and circumstances surrounding such request, (b) consult with such party to whom the information relates on the advisability of taking legally available steps to resist or narrow such request; and (c) if disclosure of such information is required, furnish only that portion of the confidential information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise the party to whom such confidential information relates as far in advance of such disclosure as possible so that such party to whom the confidential information relates may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. In any event, the party who receives the request shall not oppose actions by the party to whom the confidential information relates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information.

     6.05 Publicity. Neither the Seller nor the Purchaser shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement and the other Acquisition Documents, without the prior consent of the Purchaser (in the case of the Seller) or the Seller (in the case of the Purchaser), except in the judgment of counsel required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the New York Stock Exchange. If any party determines, with the advice of counsel, that it is required by Applicable Law to make this Agreement, the other Acquisition Documents or any terms of this Agreement or the other Acquisition Documents public, it shall, a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek confidential treatment for such terms or portions of this Agreement or other Acquisition Documents as may be requested by the other party and disclose only such information as is legally compelled to be disclosed. The parties agree there shall be no public announcement of this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby except as may be required by Applicable Law or as mutually agreed by the parties. The parties agree to announce this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby to the customers and customer prospects, vendors and strategic partners of the Facility at such time and pursuant to a targeted communications plan as is mutually agreed upon by the parties. The parties shall agree on the content and timing of the announcement of this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby to the employees of the Seller.

     6.06 Employee Matters. As of the Closing Date or at any time thereafter, the Purchaser may offer employment, at the rates of compensation and on the terms and conditions determined by the Purchaser, to the Seller's employees whom the Purchaser determines are necessary for the Purchaser to operate the Purchased Assets after the Closing Date (the "Transferred Employees"). The Seller shall actively encourage each Transferred Employee to accept the Purchaser's offer of employment. Any offer of employment made by the Purchaser to such employees shall not affect the Seller's obligations, liabilities or responsibility for the payment of any and all costs related to any severance of employment with the Seller of the Seller's employees whether they are or are not Transferred Employees. The Purchaser will be responsible for all obligations incurred in connection with the Transferred Employees arising as a result of their employment by the Purchaser and arising after the Closing. Nothing expressed or implied in this Agreement shall:

          (a) obligate the Purchaser to continue to employ any of the Transferred Employees following the Closing Date or interfere with the right of the Purchaser to modify the position or terms of any Transferred Employee's employment following the Closing Date;

          (b) obligate the Purchaser to provide to the Transferred Employees employee benefits on terms and conditions that are substantially similar to the terms and conditions of the Seller's employee benefit plans; or

          (c) obligate the Purchaser to continue to provide any employee benefit for the Transferred Employees following the Closing Date or interfere with the right of the Purchaser to amend or terminate any employee benefit plan in whole or in part following the Closing Date.


     6.07 Compliance With Terms of Governmental Approvals and Consents. From and after the Closing Date, the Purchaser shall materially comply at its own expense with all conditions and requirements set forth in (a) any Governmental Approvals, to the extent necessary such that all such Governmental Approvals will remain in full force and effect assuming, if applicable, continued compliance of the terms of the Governmental Approvals by the Seller and (b) any consent, waiver or approval of any Person other than Governmental Authorities, to the extent necessary such that all such consents and approvals will remain effective and enforceable against the Persons giving such consents and approvals, assuming, if applicable, continued compliance with the terms of the Governmental Approvals by the Seller.

     6.08 Use of Marks. Notwithstanding any other provision in this Agreement, but subject to any temporary interest in or right to use the Retained Marks during any transition period under the terms of the Transition Services Agreement, no interest in or right to use the Retained Marks is being transferred to the Purchaser pursuant to the transactions contemplated by this Agreement. The Purchaser agrees that it will not use the Retained Marks in branding or co-marketing.

     6.09 Further Assurances. Each party to this Agreement agrees from time to time after the Closing at the request of the other party and without further consideration to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Acquisition Documents. Notwithstanding the foregoing, no party to this Agreement shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated by this Agreement other than normal out-of-pocket expenses (such as fees of counsel, accountants and auditors) reasonably necessary to consummate such transactions.

     6.10 Tax Covenant.

          (a) Cooperation. From and after the Closing Date, the parties to this Agreement agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or Proceeding relating to any Tax Return. The parties to this Agreement shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.10(a).

          (b) Taxes, Tax Returns. The Seller shall prepare and file (or cause to be prepared and filed) on a timely basis (to the extent not filed on or before the date of this Agreement) all Tax Returns of the Seller for all taxable periods ending on or before or including the Closing Date, shall pay all Taxes shown to be due on such Tax Returns, and shall indemnify and hold the Purchaser harmless against, from and in respect of all Taxes of the Seller that are Excluded Liabilities. For purposes of determining whether any Tax is an Assumed Liability or an Excluded Liability, the portion of any Tax that is attributable to the Pre-Closing Tax Period shall be (i) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the total number of days in such taxable period, and
(ii) in the case of a Tax that is based on net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Tax Period if such Pre-Closing Tax Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. For purposes of this Agreement, all Taxes arising from and as a result of this transaction (other than any income, capital gains or similar Tax applicable to the income and gains of the Seller arising from the transactions contemplated by this Agreement) shall be deemed to be Taxes attributable to the Post-Closing Tax Period and shall be the responsibility of the Purchaser (including any transfer, stamp, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to the Purchaser, and any recording or filing fees with respect to the Purchased Assets). The Purchaser shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the Purchaser for all taxable periods beginning after the Closing Date, shall pay all taxes shown to be due on such Tax Returns, and shall indemnify and hold the Seller harmless against, from and in respect of all Taxes that are Assumed Liabilities (i) for any taxable year or period commencing after the Closing Date, and (ii) for any taxable period beginning before and ending after the Closing Date. Upon written notice from the Seller accompanied by adequate support documentation, the Purchaser shall reimburse the Seller for any Tax that is an Assumed Liability that is paid by the Seller that was due on a Tax Return of the Seller. Upon written notice from the Purchaser accompanied by adequate support documentation, the Seller shall reimburse the Purchaser for any Tax that is an Excluded Liability that is paid by the Purchaser that was due on a Tax Return of the Purchaser.

          (c) Sales Tax Certificates. The Purchaser will provide the Seller with an appropriate resale certificate for sales tax purposes.

          (d) Sales and Use Taxes. The sales and use Taxes arising out of the transfer of the Purchased Assets (the "Sales Tax") shall be determined at Closing based on the final Purchase Price allocation and shall be paid by the Purchaser. To the extent a taxing authority provides notice to the Seller of an audit of the Sales Tax, the Seller shall immediately notify the Purchaser and the Purchaser shall assume responsibility for such audit and shall pay when due any additional Sales Tax ultimately assessed with respect to the transactions contemplated by this Agreement. The Purchaser shall have complete authority to control, settle or defend any proposed adjustment to the Sales Tax, and the Seller shall cooperate fully with the Purchaser, in its defense or settlement of any proposed adjustment to the Sales Tax.

     6.11 Purchase Orders. The Seller shall cancel any purchase orders for inventory issued by the Seller to any Third Party in the Ordinary Course of Business prior to the Closing Date for which such inventory will not be delivered until after the Closing Date and the Purchaser will issue new purchase orders in place thereof; provided, however, that the Seller shall not be required to cancel any purchase order if such cancellation would subject the Seller to any monetary penalties.

     6.12 Purchaser Nonsolicitation. For a period of one year from and after the Closing Date, none of the Purchaser's Quantum Business Unit employees (the "QBU Employees") shall, directly or indirectly, on his own behalf or on behalf of any other Person, (i) hire any employee, agent or independent contractor of the Seller; or (ii) solicit or induce any employee, agent or independent contractor of the Seller to cease rendering services to the Seller; provided, however, that the provisions of this Section 6.12 shall not apply to any employee, agent or independent contractor whose relationship with the Seller has been terminated for any reason whatsoever. Notwithstanding the foregoing provisions of this
Section 6.12: (a) the QBU Employees may interview or offer employment, including full time employment, to any Person (who may be an employee, agent or independent contractor retained by the Seller) who inquires or applies for a position without prior solicitation by the QBU Employees or in response to general employee recruiting practices such as the publication, broadcasting or posting of advertising or notices of job or employment opportunities and (b) the QBU Employees may hire agents and independent contractors to the extent such hiring will not materially impair the Seller's ability after Closing to use such agents and independent contractors in a manner similar to that used by the Seller prior to the Closing.

                                   ARTICLE VII

                                   TERMINATION

     7.01 Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing
(a) by the mutual written consent of the Purchaser and the Seller, or (b) if the party seeking to terminate is not then in material breach or default of this Agreement, by notice of either the Purchaser or the Seller in writing to the other:

          (a) if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any material part of this Agreement;

          (b) if the Closing shall not have occurred on or before December 15, 2002; provided, however, that if the failure to close is due to the failure to satisfy any of the conditions to Closing, as set forth in Article VIII below, the parties shall have used their commercially reasonable efforts to satisfy that condition to Closing; or

          (c) if, the other party is in breach or default of any representation, warranty, covenant, or agreement contained in this Agreement and such breach or default shall not be cured or waived within thirty (30) days after written notice is delivered to the other party specifying, in reasonable detail, such claimed breach or default and demanding its cure or satisfaction.

     7.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.01 above, this Agreement (except for this Section 7.02, Sections 6.04 and 7.01 above, and Article IX below) shall become null and void and of no further force and effect and all obligations of the parties to this Agreement shall terminate and there shall be no liability or obligation of any party to this Agreement, except that nothing in this Section 7.02 shall relieve any party to this Agreement for its willful default under or willful breach of this Agreement prior to its valid termination.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     8.01 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

          (a) Performance by the Seller. (i) The Seller shall have performed and satisfied in all respects each of its obligations required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of the Seller contained in this Agreement or in any of the other Acquisition Documents and in any Schedules or Exhibits to this Agreement or the other Acquisition Documents shall have been true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (iii) the Purchaser shall have received a certificate signed by a duly authorized executive officer of the Seller to the foregoing effect and to the effect that the conditions specified within this
Section 8.01(a) have been satisfied.

          (b) Required Governmental Approvals. Subject to Section 7.01(b) above, all required Governmental Approvals shall have been obtained and in effect without the imposition of any conditions that are or would become applicable to any of the Purchased Assets or the

Purchaser (or any Affiliate or Associate of the Purchaser) after the Closing that would be materially burdensome on any such Purchased Assets or the Purchaser. Without limiting the generality of this Section 8.01(b), the parties hereby specifically acknowledge and agree that the denial and/or revocation of the Seller's Pioneer tax status by the Malaysian tax authorities shall be deemed to be a condition that is materially burdensome on the Purchaser within the meaning of this Section 8.01(b).

          (c) Required Contractual Consents. All material consents, waivers or approvals (other than Governmental Approvals) shall have been obtained and in effect without the imposition of any conditions that are or would become applicable to any of the Purchased Assets or the Purchaser (or any Affiliate or Associate of the Purchaser) after the Closing that would be materially burdensome on any such Purchased Assets or the Purchaser.

          (d) No Violation. The transactions contemplated by this Agreement and the other Acquisition Documents and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated by this Agreement or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person having jurisdiction with respect to such matter challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated by this Agreement or the consummation of the Closing, or to impose conditions that would be materially burdensome on the Purchased Assets or the Purchaser (or any Affiliate or Associate of the Purchaser) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date of this Agreement, would be reasonably expected to be conducted after the Closing Date.

          (e) Acquisition Documents. The Seller shall have executed and delivered to the Purchaser all Acquisition Documents to which the Seller is a party.

          (f) QC Guarantee. The Seller shall have delivered to the Purchaser the QC Guarantee, in the form attached as Exhibit N (the "QC Guarantee"), executed by QC.

          (g) No Material Adverse Change. There shall not have occurred and be continuing any event, circumstance or condition that has had, or is reasonably likely to have, a material adverse effect on the value or usability of the Purchased Assets or the ability of the Purchaser to operate the Facility after the Closing substantially as currently operated by the Seller. It is further acknowledged that certain of the Purchased Assets, which may have no significant book value, are of material importance to the ongoing operations of the Facility.

          (h) Opinion of Counsel. The Seller shall have delivered to the Purchaser an opinion of counsel in the form reasonably agreed to by the parties.

                  (i) Land Documents. The Seller shall have delivered to the Purchaser a copy of the issue document of title in relation to the Land, and a copy of the relevant quit rent receipt for the current year.

                  (j) Resolutions. The Seller shall have delivered to the Purchaser a certified copy of the resolutions of the Seller's shareholders approving this Agreement and the other Acquisition Documents.

         8.02 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

                  (a) Performance by the Purchaser. (i) The Purchaser shall have performed and satisfied in all respects each of its obligations under this Agreement required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of the Purchaser contained in this Agreement or in any of the other Acquisition Documents and in any Schedules or Exhibits to this Agreement or to any of the other Acquisition Documents shall have been true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and
(iii) the Seller shall have received a certificate signed by a duly authorized executive officer of the Purchaser to the foregoing effect and to the effect that the conditions specified within this Section 8.02(a) have been satisfied.

                  (b) Required Governmental Approvals. Subject to Section 7.01(b) above, all required Governmental Approvals shall have been obtained and in effect without the imposition of any conditions that are or would become applicable to the Seller (or any Affiliate or Associate of the Seller) after the Closing that would be materially burdensome on the Seller. Without limiting the generality of this Section 8.02(b), the parties hereby specifically acknowledge and agree that the revocation of the Seller's Pioneer tax status by the Malaysian tax authorities, as a result of the transactions contemplated in this Agreement, shall be deemed to be a condition that is materially burdensome on the Seller within the meaning of this Section 8.02(b); provided, however, the Seller may, in its sole discretion, provide an irrevocable notice to the Purchaser in writing of its intent to consummate the transactions contemplated by the this Agreement despite its revocation and/or denial of Pioneer tax status (the "Seller Pioneer Status Notice"); provided further, however, the Purchaser's receipt of a Seller Pioneer Status Notice shall in no way limit the rights of the Purchaser set forth in Section 8.01(b) above.

                  (c) Required Contractual Consents. All material consents, waivers or approvals (other than Governmental Approvals) shall have been obtained and in effect without the imposition of any conditions that are or would become applicable to the Seller (or any Affiliate or Associate of the Seller) after the Closing that would be materially burdensome on the Seller (or any Affiliate or Associate of the Seller).

                  (d) No Violation. The transactions contemplated by this Agreement and the other Acquisition Documents and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated by this Agreement or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect as of the Closing Date, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to materially restrict, prohibit or condition the transfer and exchange contemplated by this Agreement or the consummation of the Closing, or to impose conditions that would be materially burdensome on the Seller (or any Affiliate or Associate of the Seller) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date of this Agreement, would reasonably be expected to be conducted after the Closing Date.

                  (e) Acquisition Documents. The Purchaser shall have executed and delivered to the Seller all Acquisition Documents to which the Purchaser is a party.

                  (f) JC Guarantee. The Purchaser shall have delivered to the Seller the JC Guarantee, in the form attached as Exhibit O (the "JC Guarantee"), executed by JC.

                  (g) Opinion of Counsel. The Purchaser shall have delivered to the Seller an opinion of counsel in the form reasonably agreed to by the parties.

                  (h) Resolutions. The Purchaser shall have delivered to the Seller a certified copy of the resolutions of the Purchaser's board of directors approving this Agreement and the other Acquisition Documents.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.01. General Survival. The parties agree that, regardless of any investigation made by the parties, the representations, warranties, covenants and agreements (in the case of covenants and agreements, to the extent of performance or non-performance prior to the Closing Date) of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date of this Agreement and ending at 5:00 p.m., Eastern (U.S.) time, on the date which is three years after the Closing Date; provided, that the matters set forth in Section 3.20 above shall survive until the expiration of the applicable Malaysian statute of limitations; provided further, that the matters set forth in Sections 9.02(a)(iii) and 9.02(b)(iii) below shall survive forever.

         9.02.    Indemnification.

                  (a) Indemnification Provisions for the Purchaser. Subject to the provisions of Section 9.01 above, from and after the Closing Date, the Seller shall indemnify and hold harmless the Purchaser and its respective Affiliates from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by the Purchaser or any of its respective Affiliates by reason of:

                           (i) any inaccuracy in or breach of any of the Seller's representations, warranties, covenants or agreements contained in this Agreement;

                           (ii) any misrepresentation contained in any Schedule or closing certificate furnished to the Purchaser by or on behalf of the Seller in connection with the transactions contemplated by this Agreement; or

                           (iii)  any Excluded Liabilities.

                  (b) Indemnification Provisions for the Seller. Subject to provisions of Section 9.01 above, from and after the Closing Date, the Purchaser the shall indemnify and hold harmless the Seller and its respective Affiliates, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by the Seller or any of its respective Affiliates by reason of:

                           (i) any inaccuracy in or breach of any of the Purchaser's representations, warranties, covenants or agreements contained in this Agreement;

                           (ii) any misrepresentation contained in any Schedule or closing certificate furnished to the Seller by or on behalf of the Purchaser in connection with the transactions contemplated by this Agreement; or

                           (iii)  any Assumed Liabilities.

                  (c) For purposes of this Agreement, the term, "Losses" any and all deficiencies, judgments, settlements, Taxes, demands, claims, suits, means actions or causes of action, assessments, liabilities, losses, Damages (excluding indirect, incidental or consequential damages), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing from the date a claim is made until paid at the reference rate of the Malaysian Bank. Notwithstanding the foregoing, Losses shall not include (i) expenses incurred in connection with investigations unless a claim is made or (ii) Losses specifically identified in the Schedules or Exhibits to this Agreement.

                  (d) No party shall be entitled to indemnification for any Losses arising from the breach of any representation and warranty unless the amount of any Loss or series of related Losses arising out of the same event or circumstances (a "Claim") exceeds Twenty Five Thousand Dollars ($25,000) (the "De Minimis Amount"), at which time all Losses related to such Claim shall be subject to indemnification under this Agreement; provided, however, all Losses arising from or related to Taxes, Excluded Liabilities and Assumed Liabilities are subject to indemnification under this Agreement from the first dollar of Loss and are not subject to the De Minimis Amount. For example, if a party has five unrelated Claims equal to $20,000 each, such party shall not be entitled to indemnification under this Section; however, if such party has a Claim equal to $75,000, the entire $75,000 shall be recoverable by such party under this Section.

                  (e) The amount of any Losses otherwise recoverable under this
Section 9.02 shall be reduced by any amounts actually received by any party entitled to indemnification with respect to such Claim under insurance policies (net of any costs incurred in connection with the collection thereof).

         9.03.    Manner of Indemnification.

                  (a) Each claim for indemnification shall be made only in accordance with this Article IX.

                  (b) In the event that a party wishes to make a claim for Losses under this Article IX, such party shall deliver a written notice (a "Notice of Claim") to the other party. The Notice of Claim shall (i) specify in reasonable detail the nature of the claim being made, and (ii) state the aggregate dollar amount of such claim.

                  (c) If a party who receives a Notice of Claim wishes to object to the allowance of the claim made in a Notice of Claim, such party shall deliver a written objection to the other party within twenty (20) calendar days after receipt of such Notice of Claim expressing such objection and explaining in reasonable detail and in good faith the basis therefor. Following the receipt of such written objection, if any, the parties shall promptly meet to agree on the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and amounts agreed upon shall be promptly paid. Any unresolved dispute between the parties shall be resolved in accordance with Sections 10.11 and 10.12 below and the other applicable provisions of this Agreement.

         9.04.    Third-Party Claims.

                  (a) If any Third Party shall notify either the Purchaser or the Seller (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other (the "Indemnifying Party") under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.04(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably), and (iv) the Indemnified Party shall furnish to the Indemnifying Party such assistance as the Indemnifying Party reasonably requests, in connection with the investigation, defense, settlement and discharge of any Third Party Claim.

                  (d) In the event any of the conditions in Section 9.04(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

         9.05. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article IX shall be the sole and exclusive remedy of the parties from and after the Closing Date for any claims arising under this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any remedy arising by reason of any claim of fraud with the respect to this Agreement. In that regard, other than claims arising out of fraud or arising from or related to the Excluded or Assumed Liabilities or Taxes, the total liability to the parties shall be limited to the Purchase Price.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties to this Agreement in writing in accordance with this Agreement. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the fifth Business Day following that on which the piece of mail containing such communication is posted:

if to the Seller, to:

                  Quantum Peripherals (M) Sdn. Bhd.
                  c/o Quantum Corporation
                  501 Sycamore Drive
                  Milpitas, California  95035
                  Attention: General Counsel and
                             Senior Corporate Counsel
                  Telephone: (408) 944-4464
                  Telecopy: (408) 944-6581

                  with copies to:

                  Quantum Peripherals (M) Sdn. Bhd.
                  c/o Quantum Corporation
                  10125 Federal Drive
                  Colorado Springs, Colorado 80908-4508
                  Attention: Vice President of Supply Chain and
                             Vice President of Operations
                  Telephone: (719) 536-5625
                  Telecopy: (719) 536-5580

                  Baker & McKenzie
                  Two Embarcadero Center
                  24th Floor
                  San Francisco, California 94111-3909
                  Attention: John F. McKenzie
                  Telephone: (415) 576-3033
                  Telecopy: (415) 576-3099

if to the Purchaser, to:

                  Jabil Circuit, Inc.
                  10560 9/th/ Street North
                  St. Petersburg, Florida 33716
                  Attention: President
                  Telecopy: (727) 579-8529

                  With copies to:

                  Jabil Circuit, Inc.
                  10560 9/th/ Street North
                  St. Petersburg, Florida 33716
                  Attention: General Counsel
                  Telecopy: (727) 803-3352

                  Holland & Knight LLP
                  400 North Ashley Drive
                  Suite 2300
                  Tampa, Florida 33602
                  Attention: Robert J. Grammig, Esq.
                  Telephone: (813) 227-8500
                  Telecopy: (813) 229-0134


or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any party to this Agreement may give any notice, request, demand, claim or other communication under this Agreement using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

         10.02    Amendments; Waivers.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No waiver by a party of any default, misrepresentation or breach of a warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party to this Agreement in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

         10.03 Expenses. All costs and expenses incurred in connection with this Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated by this Agreement and by the other Acquisition Documents shall be paid by the party incurring such cost or expense; provided, however, that: (i) those costs and expenses addressed in Sections 2.09 and 6.10 above respectively shall be allocated between the parties as specifically set forth in those Sections; and (ii) the Purchaser shall pay any Malaysian sales tax and Malaysian stamp duty in connection with any document or instrument entered into between the Purchaser and the Seller in which the Seller conveys the Purchased Assets and/or leases the Land pursuant to the Lease to the Purchaser; provided, however, that any tax which arises out of an instrument or transaction entered into between the Seller and a third party or by the Seller alone prior to said conveyance or Lease as aforesaid, shall be borne by the Seller.

         10.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs, personal representatives and permitted assigns. Neither the Purchaser nor the Seller may assign either this Agreement or any of its rights, interests or obligations under this Agreement to a Person who is not an Affiliate of the Purchaser or the Seller, as the case may be, without the prior written approval of the other party, which approval shall not be unreasonably withheld. No such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. For the purposes of this Section 10.04, a Change in Control shall be deemed an assignment.

         10.05 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Florida.

         10.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each party to this Agreement shall have received a counterpart of this Agreement signed by the other parties to this Agreement.

         10.07 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated by reference), the other Acquisition Documents and the NDA constitute the entire agreement between and among the parties with respect to the subject matter of this Agreement and of the other Acquisition Documents and the

NDA and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under this Agreement. The Seller does not warrant the accuracy of any oral or written information provided to the Purchaser, including forecasts, that is not contained in this Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated by reference) and the other Acquisition Documents (regardless of whether such information was provided prior to or contemporaneously with this Agreement).

         10.08 Interpretive Matters. For the purposes of this Agreement, (a) the captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement; (b) all references to an Article, Section, Exhibit or Schedule are references to an Article, Section, Exhibit or Schedule of this Agreement, unless otherwise specified, and include all subparts thereof; (c) all references to "$" or dollar amounts will be to lawful currency of the United States; and (d) words in the singular include words in the plural and vice versa.

         10.09 Severability. If any provision of this Agreement, or the application of the Agreement to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

         10.10 Construction. The parties to this Agreement intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         10.11 Dispute Resolution.

               (a) All disputes arising directly under the express terms of this Agreement or the grounds for termination of this Agreement shall be submitted to arbitration in either Wilmington or Dover, Delaware before a single arbitrator selected in accordance with the rules and procedures of the American Arbitration Association and shall be conducted in accordance with the applicable laws of Florida, as the exclusive remedy of such dispute. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including permanent injunctive relief or specific performance, or both, and the arbitrator is hereby empowered to award such relief. Any award or relief granted by the arbitrator shall be final and binding on the parties and may be enforced by any court having jurisdiction.

               (b) Notwithstanding the provisions of Section 10.11(a) above, each party shall have the right, without the requirement of first seeking a remedy through arbitration, to seek preliminary injunctive or other equitable relief in any proper court in the event that such party determines that eventual redress through arbitration will not provide a sufficient remedy for any violation of this Agreement by any other party.

               (c) In the event a Proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs in an amount to be fixed by the court or arbitrator, as applicable.

         10.12 Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

         10.13 Cumulative Remedies. Subject to the provisions of Section 9.05 above, the rights, remedies, powers and privileges in this Agreement provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided under Applicable Law.

         10.14 Third Party Beneficiaries. No provision of this Agreement shall create any Third Party beneficiary rights in any Person, including any employee or former employee of the Seller or any Affiliate or Associate of the Seller, including any beneficiary or dependent of the Seller.

         10.15 Specific Performance. The parties acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated in this Agreement, may cause irreparable injury to the other parties, for which Damages, even if available, may not be an adequate remedy. Accordingly, each party consents to the issuance of injunctive relief by any Malaysian court of competent jurisdiction to compel performance of such party's obligations and to the granting by such court of the remedy of specific performance of its obligations under this Agreement.

         10.16 Survival. The representations and warranties and covenants of the parties shall survive the Closing for the period set forth in Section 9.01 above.

         10.17 Time. Time is of the essence with respect to all of the provisions of this Agreement.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              SELLER:

                              Quantum Peripherals (M) Sdn. Bhd.,

                              a corporation organized under the laws of Malaysia



                              By:   /s/ Michael Brown
                                  ----------------------------------


                              Name:     Michael Brown
                                    --------------------------------


                              Title:    Chairman
                                     -------------------------------


                              PURCHASER:



                              Jabil Circuit Sdn. Bhd.,
                              a corporation organized under the laws of Malaysia

                              By:   /s/ Forbes I.J. Alexander
                                  ----------------------------------

                              Name:     Forbes I.J. Alexander
                                    --------------------------------

                              Title:    Director
                                     -------------------------------